Exhibit 99.1

Contact: Jane M. Elliott

770-829-8234 Voice

investor.relations@globalpay.com

Media Relations Contact: Phyllis McNeill

770 829-8245 Voice

phyllis.mcneill@globalpay.com

Global Payments Expands Financing Capability with New Credit

Facility Agreement in Support of Growth Initiatives

ATLANTA, December 7, 2010 — Global Payments Inc. (NYSE: GPN), a leading worldwide provider of electronic transaction processing solutions, announced today the closing of a five-year, $600 million revolving credit agreement with a syndicate of financial institutions. The revolver agreement expires in December 2015 and carries a short-term variable interest rate plus a leverage-based margin. In addition, the agreement allows the company to expand the facility size to $750 million by requesting additional commitments from existing or new lenders.

The revolver agreement replaces Global’s existing $350 million revolver agreement that expires in November 2011. The company intends to use the credit facility to support strategic growth initiatives and general corporate purposes.

Global Payments’ Executive Vice President and Chief Financial Officer, David E. Mangum, said, “We are pleased to expand the size of our credit facility while taking advantage of the strength in the capital markets to complete the financing. We appreciate the strong support of our bank partners, which affords us the opportunity to maintain financial flexibility and pursue our strategic objectives.”

Global Payments Inc. (NYSE:GPN) is a leading provider of electronic transaction processing services for merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, Europe, and the Asia-Pacific region. Global Payments, a Fortune 1000 company, offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management. Visit www.globalpaymentsinc.com for more information about the company and its services.

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